EXHIBIT 19.1

Stock Trading and Confidentiality Policy

1.0OVERVIEW
1.1PURPOSE; EXECUTIVE SUMMARY
The purchase or sale of securities of a U.S. public company while an individual is aware of “material nonpublic information” (also known as “inside information” or “MNPI”), or the disclosure of inside information to others who then trade in company securities (also known as “tipping”), is a serious violation of U.S. securities laws. The consequences could include termination of employment, significant fines and even imprisonment.
This Stock Trading and Confidentiality Policy (the “Policy”) provides guidelines with respect to transactions in securities of ITT Inc. (the “Company,” “ITT”, “we”, “our” or “us”) and the handling of confidential information about ITT and the companies with which ITT does business to prevent insider trading and tipping and to protect our confidential and proprietary business information.
If you are aware of “material nonpublic” or “inside” information about ITT, you are prohibited by this Policy and by U.S. securities laws from trading in ITT’s securities or providing that information to others who may trade on the basis of it.
In addition, all directors, officers and employees of ITT have an obligation to keep the Company’s non-public information confidential. Therefore, all individuals within the scope of this Policy should refrain from discussing non-public information about the company with anyone outside the company, except as required in the performance of their regular corporate duties and for legitimate business reasons.
1.2SCOPE
This Policy applies to all directors, officers and employees of the Company, and any consultants, advisors or other third parties who are in possession of MNPI (“you”). This Policy also applies to the family members and other persons who reside in the same household as Company directors, officers and employees and any other entities that you influence or control, as described in more detail below.
1.3KEY TERMS
Key terms are defined in the body of the Policy below.

2.0POLICY
2.1    Introduction

In the course of performing your duties for us, you may, at times, have information about the Company or another company that is not generally available to the public. Because of your relationship with the Company, if you are aware of MNPI about the Company, federal and state securities laws prohibit you from trading in the Company’s securities or providing MNPI to others who may trade on the basis of that information. This Policy seeks to explain some of your obligations to the Company and under the law, to prevent actual, or the appearance of, insider trading, and to protect our reputation for integrity and ethical conduct. Any questions regarding this Policy should be directed to the individuals listed in Section 2.19 of the Policy.

2.2    Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to as “Company Securities”), including the Company’s common stock, restricted stock, restricted stock units, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. See “Special and Prohibited Transactions” in Section 2.11 of this Policy.

2.3    Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of MNPI. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy.

•In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of the Company, the Compliance Officer or any other person pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

•You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described in more detail under the heading “Consequences of Violations” in Section 2.15 of this Policy.

2.4    Administration of the Policy

The Company’s Deputy General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, either the General Counsel or another employee designated by the General Counsel shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

2.5    Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of MNPI relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions in Mutual Funds” or “Rule 10b5-1 Plans;”

2.Recommend the purchase or sale of any Company Securities;

3.Make a gift of Company Securities to a third-party;

4.Disclose MNPI to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates and investors, unless any such disclosure is made in accordance with the Company’s policies regarding the protection, or authorized external disclosure, of information regarding the Company; or

5.Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who, in the course of working for the Company, learns of MNPI about a company with which the Company does business or may do business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

2.6    Definition of MNPI

Material Information. For purposes of this Policy, information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision (in other words, a decision to buy, sell, or hold Company securities) or if there is a substantial likelihood that the information would have been viewed as having significantly altered the “total mix” of information available about the Company. Both positive and negative information may be material, and potential market reaction should be taken into account in determining whether information is “material.”

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Sales or earnings results, or expectations for the quarter or the year or later years;
•Financial forecasts;
•Changes in relationships with major customers, or obtaining or losing important customer contracts or vendor contracts;
•Important product events;
•Labor disputes including strikes or lockouts;
•Proposals or agreements involving a merger, acquisition, joint venture, divestiture or leveraged buy-out;
•Major financing developments;
•Major personnel changes;
•Criminal indictments or material civil litigation or government investigations;
•Substantial changes in accounting methods;
•Debt service or liquidity matters;
•Bankruptcy or insolvency;
•Public offerings or private sales of debt or equity securities; and
•Stock splits, calls, redemptions or repurchases of the Company’s securities.

When Information is Considered Public. Information that has not been disclosed to the general public is considered to be nonpublic information. In order for information to be considered public it must be widely disseminated in a manner making it generally available to investors through widely-available media or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until one full trading day has elapsed after the information has been released. If, for example, the Company were to make an announcement on a Monday before the opening of the market, you should not trade in Company Securities until Tuesday.

2.7    Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

2.8    Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

2.9    Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the Company’s Employee Stock Purchase Plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election during an offer period. This Policy does apply, however, to your election to participate in the plan, withdraw from the plan or increase or decrease your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase or decrease your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

2.10     Transactions in Mutual Funds

Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

2.11    Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any person covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short Sales and Purchases, Trading in Derivatives, and Hedging Transactions. Sales of securities of the Company that are not owned by the seller at the time of the sale (a “short sale”) are prohibited. Also, no person covered by this Policy may buy or sell puts, calls, exchange-traded options or other forms of derivatives in respect of the Company’s securities. These transactions are speculative in nature and may involve a “bet against the Company” which is inappropriate. Similarly, hedging transactions (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities eliminate the full risk and rewards of stock ownership and are therefore prohibited with respect to Company Securities.

Pledging Stock and Long-Term Incentive Plan Awards. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure could happen during a blackout period or while you are in possession of MNPI, persons covered by this Policy are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. In addition, awards (i.e., stock options and restricted stock units) granted under the Long-Term Incentive Plan may not be pledged as collateral for a loan (including margin loans).

Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of MNPI. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below in Section 2.13 under the heading “Additional Procedures for Specified Persons.”

2.12    Event-Specific Trading Restrictions

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities. In that situation, the Compliance Officer may notify these persons that they should not trade in Company Securities. The existence of an event-specific trading restriction period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of MNPI. Exceptions will not be granted during an event-specific trading restriction period.

2.13    Additional Procedures for Specified Persons

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of MNPI, and to avoid the appearance of any impropriety. These additional procedures are applicable only to members of the Company’s Board of Directors and executive officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (collectively, “Section 16 Reporting Persons”) and certain other Company employees (“Designated Employees” and together with the Section 16 Reporting Persons, the “Specified Persons”). Specified Persons will be informed of their status by the Compliance Officer. These “Additional Stock Trading Policies and Procedures for Officers, Directors and Other Designated Employees” are attached to this Policy as Attachment A.

2.14    Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of MNPI when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

2.15    Consequences of Violations

The purchase or sale of securities while aware of MNPI, or the disclosure of MNPI to others who then trade in Company Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

2.16    Reporting of Violations

If you know or have reason to believe that this Policy has been, may have been or may be violated, you should bring the actual or potential violation to the attention of the General Counsel or the Compliance Officer. The ITT Ethics 360 Helpline is also always available to report suspected violations of law or internal policies or procedures and the applicable phone number for your area can be found on ITT’s website at Ethics.ITT.com.

2.17    Company Transactions in Company Securities

The Company will not transact in Company Securities in violation of securities laws.

2.18    Confidentiality Policy

The unauthorized disclosure of non-public information about the Company, whether or not for the purpose of facilitating improper trading in the Company Securities, could cause serious harm to the Company. All individuals within the scope of this Policy should treat all such information as confidential and proprietary to the Company. All employees of the Company should refrain from discussing non-public information about the Company or developments within the Company with anyone outside the Company, except as required in the performance of their regular corporate duties and for legitimate business reasons. Only certain designated officers may make communications on behalf of the Company.

All inquiries, whether formal or informal, from the investment community (e.g., financial analysts, securities analysts, institutional shareholders, institutional and retail stockbrokers) should be directed to the Vice President, Investor Relations.

In addition, all inquiries, whether formal or informal, from the press or industry consultants should be directed to the Vice President, Communications.

If you receive a call from an analyst, reporter or other external source inquiring about any non-public information you should decline to answer their questions and refer them to the designated contact. If you are asked to give an interview, participate in a survey, either verbal or written, as an expert in your field, or attend a meeting with a member of the media or the investment community, you should decline to answer their questions and refer them to the designated contact.

You should also refer to the Company’s Regulation FD Policy Regarding Communications with Securityholders, Analysts and Others, which provides additional guidance on communications with investors and analysts, and the Public Relations Policy, which provides additional guidance on communications with the press. Each of these policies can be found on ITT’s website under “Corporate Policies.”

2.20    Modifications; Waivers

The Company reserves the right to amend or modify this Policy and the related procedures for Specified Persons and other related policies and procedures at any time. Waiver of any provision of this Policy must be authorized by the General Counsel.

2.21    Additional Information

All inquiries regarding the provisions or procedures of this Policy should be addressed to the following individuals:

Name	Title & Contact Number
***	Senior Vice President, General Counsel & Assistant Secretary, at *** or ***@itt.com
***	Executive Vice President, Corporate Counsel & Assistant Secretary at *** or ***@itt.com

3.0SUPPORTING DOCUMENTS

Doc Number	Title
40-15	Regulation FD Policy Regarding Communications with Securityholders, Analysts and Others

4.0SUPERSEDED DOCUMENTS

Document Number & Revision	Title

5.0CHANGE LOG
Document all modifications to this Policy in DESCENDING order (most recent to oldest), and include when Policy was initially released and expired.

Date	Rev	Change Made	Reason	Name
August 4, 2023	K	Updated to exclude enrollment in the ESPP from the Blackout Period	Allow for specified persons to enroll in ESPP during blackout periods given 6 month offering period	***
June 7, 2023	J	Updated to include references to ESPP; updated definition of “blackout period”; other changes made throughout	Update to reflect new 10b5-1 and share repurchase rules	***
January 5, 2022	I	Updated Definition of “Blackout Period”	Technical Change to Reflect Earnings Release Timing	***
October 28, 2021	H	Updated Definition of “Blackout Period”	Technical Change to Reflect Earnings Release Timing	***
October 12, 2021	G	Updated Personnel Names, Titles and Contact Information	Org Changes	***
Aug 31, 2016	F	Minor Revisions	Policy Optimization Project	***
May 11, 2016	E	Revised ITT Corporation to ITT Inc.	Project Blue	***
February 26, 2015	D	Revised and renamed Policy	Updated Policy form and procedure	***
June 30, 2014	C	Changes effected by ITT Board of Directors in May 2013		***
Dec 08, 2011	B	Transferred Policy into New Template		***
Jan 2008	A	Initial Release		***

ATTACHMENT A

ITT INC.

ADDITIONAL STOCK TRADING POLICIES AND PROCEDURES
FOR OFFICERS, DIRECTORS AND OTHER DESIGNATED EMPLOYEES

ITT Inc. (the “Company”) has established additional procedures (“Additional Procedures”) in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of MNPI, and to avoid the appearance of any impropriety. These additional procedures are applicable only to members of the Company’s Board of Directors and executive officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (collectively, “Section 16 Reporting Persons”) and certain other Company employees (“Designated Employees” and together with the Section 16 Reporting Persons, the “Specified Persons”). These additional procedures supplement the Company’s Stock Trading and Confidentiality Policy, Policy No. 40-04. Specified Persons will be informed of their status by the Compliance Officer.

All Specified Persons must strictly comply with these Additional Stock Trading Policies and Procedures for Officers, Directors and Other Designated Employees.

1.    Additional Procedures: Pre-Clearance Required

Additional Pre-Clearance Requirements for Specified Persons. Specified Persons, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. Requests for pre-clearance must be made by submitting a Pre-Clearance Application Form to the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any MNPI about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months. The Compliance Officer will advise the requestor in writing of a specific time period in which trading must be completed.

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Remember, even if a proposed trade is pre-cleared, you are prohibited from trading any Company Securities while in possession of MNPI relating to the Company.

Quarterly Trading Restrictions. Specified Persons, as well as their Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (other than as specifically permitted by this Policy), during a “Blackout Period” beginning two weeks prior to the end of each calendar quarter and ending at the open of the market after one full trading day has elapsed following the date of the public release (including any public earnings call related thereto) of the Company’s earnings results for that quarter or, in the case of the fourth quarter, the full-year results as reported in the 10-K. The Blackout Period will not apply to enrollment of Specified Persons into the Company’s ESPP.

As indicated above, the pre-clearance requirements and quarterly trading restrictions also apply to Family Members of Specified Persons. Under the securities laws, Company Securities held in the name of the spouse or minor children of a Specified Person will generally be regarded as beneficially owned by the Specified Person. In addition, in many circumstances, Company Securities held in the name of other persons who are members of the Specified Person’s household or financially supported by the Specified Person (regardless of whether these other persons are related or unrelated to the Specified Person), or family members who do not live in a Specified Persons household but whose transactions in Company Securities are directed by you or subject to your influence or control, such as parents or children who consult with you before they trade, will generally be regarded as beneficially owned by the Specified Person. Therefore, you must pre-clear with the Compliance Officer any potential transaction in Company Securities held by you, your spouse, minor children and any other persons who are members of your household or financially supported by you (regardless of whether these other persons are related or unrelated to you).

Under certain very limited circumstances, a person subject to the quarterly Blackout Period may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess MNPI.

Account Lockouts. In order to facilitate compliance with the Company’s Stock Trading and Confidentiality Policy, Policy No. 40-04 and these Additional Procedures, the Company has directed the administrator of the Company’s equity plans to restrict trading in the accounts of all Specified Persons at all times. The Company has also directed the administrator of the Company’s 401(k) plan to restrict trading into and out of the Company stock fund in the

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Company’s 401(k) plan at all times. If you believe that your account has been locked in error, please advise the Compliance Officer.

Please note, however, that just because the Compliance Officer, the administrator of the Company’s equity plans or the administrator of the Company’s 401(k) plan allows a trade to occur does not mean that it is proper. Compliance with the restrictions on trading when in possession of material non-public information and pre-clearance requirements remain your individual responsibility.

Former Specified Persons Must Continue Abide by Blackout Period Restrictions on Trading Until After the Expiration of the Blackout Period During Which they Cease to be a Specified Person. In the event that a Specified Person retires, resigns, is terminated or undergoes any other change in his or her relationship with the Company such that the person is no longer a Specified Person, that person must continue to abide by trading restrictions until after the expiration of the Blackout Period during which he or she ceases being a Specified Person, or such earlier time as that person is advised by the Compliance Officer. In addition, certain reporting requirements of the SEC may continue to apply during the period that is six months from the day he or she ceases being a Specified Person.

2.    Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). Section 16 Reporting Persons may utilize Rule 10b5-1 Plans to cover trading in their Company Securities.

If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. A Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “General Guidelines for Implementing Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of MNPI and must have a cooling-off period compliant with Rule 10b5-1. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

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3.    Section 16 Compliance; Stock Ownership Reporting Requirements

All Section 16 Reporting Persons are required under Section 16 of the Securities Exchange Act of 1934 to report to the SEC their initial beneficial ownership, and most changes to their beneficial ownership, of Company Securities. Reporting may also be required with respect to Company Securities held in the name of other Family Members. Specific information regarding Section 16 reporting requirements are provided separately to Section 16 Reporting Persons.